Exhibit 1
December 27, 2010
JAPAN FINANCE ORGANIZATION FOR MUNICIPALITIES
SUMMARY UNAUDITED JAPANESE GAAP FINANCIAL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2010
In this document “we”, “our”, “us” and “JFM” refer to Japan Finance Organization for Municipalities; and the “Predecessor” refers to Japan Finance Corporation for Municipal Enterprises (the predecessor to JFM).
The table below sets forth the summary unaudited financial information of JFM as of and for the six months ended September 30, 2010, prepared in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”).
Interim Balance Sheet (As of September 30, 2010)
(Millions of Yen)

As of
September 30,
Item	2010
Assets
Loans (Note 4)	¥21,987,044
Securities (Note 11)	1,290,009
Cash and bank deposits	141,232
Other assets	20,472
Tangible fixed assets (Note 6)	2,957
Intangible fixed assets (Note 6)	796

Total assets	¥23,442,512

Liabilities
Bonds (Notes 7)	¥18,661,768
Other liabilities	14,186
Reserve for bonuses	51
Reserve for directors’ bonuses	8
Reserve for retirement benefits	204
Reserve for retirement benefits for directors and corporate auditors	49
Fund for improvement of operations of municipalities	907,906
Basic fund for improvement of operations of municipalities	901,407
Additional fund for improvement of operations of municipalities	6,498
Reserve under special laws	3,783,300
Reserve for interest rate volatility	660,000
Management account reserve for interest rate volatility	3,016,545
Reserve for interest rate reduction	106,755

Total liabilities	23,367,475

Net Assets
Capital	16,602
Retained earnings	9,618
General account surplus reserve	5,834
General account interim unappropriated retained earnings	3,783
Valuation, translation adjustments and others	5,299
Management account surplus reserve	43,517
Management account surplus reserve	39,517
Management account interim unappropriated retained earnings	4,000

Total net assets	75,037

Total liabilities and net assets	¥23,442,512

Interim Statement of Income (From April 1, 2010 through September 30, 2010)
(Millions of Yen)

Six months ended
September 30,
2010
Item	Amount
Income	¥272,004
Interest income	271,889
Fees and commissions	101
Other income	14

Expenses	145,847
Interest expenses	141,258
Fees and commissions	133
Other operating expenses	2,290
General and administrative expenses	1,196
Other expenses	967
Transfer to fund for improvement of operations of municipalities	967

Ordinary income	126,157

Special gains	227,128
Reversal of Management account reserve for interest rate volatility	220,000
Reversal of reserve for interest rate reduction	7,128
Special losses	345,501
Provision for reserve for interest rate volatility	220,000
Provision for Management account reserve for interest rate volatility	125,501

Interim Net income	¥7,783

Interim Statement of Changes in Net Assets (From April 1, 2010 through September 30, 2010)	(Millions of Yen)

					Valuation, translation
					adjustments
	Stockholders’ equity				and others
		Retained earnings
			General account
		General	interim		Unrealized	Management	Management
		account	unappropriated	Total	gain/(loss) from	account	account interim
		surplus	retained	stockholders’	hedging	surplus	unappropriated
	Capital	reserve	earnings	equity	instruments	reserve	retained earnings
Balance at end of previous fiscal year	16,602	5,834	—	22,436	(1,340)	39,517	—
Changes during interim accounting period
Interim net income	—	—	3,783	3,783	—	—	4,000
Net changes during interim accounting period in items other than stockholders’ equity	—	—	—	—	6,639	—	—
Net changes during interim accounting period	—	—	3,783	3,783	6,639	—	4,000
Balance at September 30, 2010	16,602	5,834	3,783	26,220	5,299	39,517	4,000

Interim Statement of Cash Flows (From April 1, 2010 through September 30, 2010)
(Millions of Yen)

Six months
ended
September 30, 2010
Item	Amount
I Cash flows from operating activities
Interim Net income	¥7,783
Depreciation and amortization	172
Interest income	(271,889)
Interest expenses	141,258
Increase in reserve for bonuses	8
Increase in reserve for directors’ bonuses	0
Decrease in reserve for retirement benefits	(5)
Decrease in reserve for retirement benefits for directors and corporate auditors	(6)
Increase in fund for improvement of operations of municipalities	967
Increase in reserve for interest rate volatility	220,000
Decrease in Management account reserve for interest rate volatility	(94,498)
Decrease in reserve for interest rate reduction	(7,128)
Net (increase)/decrease in loans	43,183
Net increase/(decrease) in bonds	125,335
Interest received	273,169
Interest paid	(141,439)
Others	617

Net cash provided by operating activities	297,528

II Cash flows from investing activities
Proceeds from redemption of securities	3,033,300
Purchases of securities	(3,338,748)
Purchases of tangible fixed assets	(12)
Purchases of intangible fixed assets	(99)

Net cash provided by investing activities	(305,560)

III Cash flows from financing activities	—

IV Effect of exchange rate changes on cash and cash equivalents	—

V Net increase/(decrease) in cash and cash equivalents	(8,031)

VI Cash and cash equivalents at beginning of year	149,264

VII Cash and cash equivalents at September 30, 2010	¥141,232

Notes to Financial Statements
1. Basis of Presentation
Japan Finance Organization for Municipalities (hereinafter, “JFM”) has prepared financial statements pursuant to the Japan Finance Organization for Municipalities Law (Law No. 64 of May 30, 2007) and The Ministerial Ordinance on Finance and Accounting of Japan Finance Organization for Municipalities (Ordinance No.87 of the Ministry of Internal Affairs and Communications, 2008).
Since JFM does not have any subsidiaries or affiliates, it does not prepare consolidated financial statements.
Amounts less than one million yen have been omitted. As a result, the totals in Japanese yen shown in the financial statements do not necessarily agree with the sum of the individual amounts.
2. Significant Accounting Policies
(1) Securities
As for security valuation, held-to-maturity securities are carried at amortized cost(straight-line method).
(2) Derivative transactions
Derivative transactions are carried at fair value with changes in unrealized gain or loss charged or credited to operations, except for those which meet the criteria for hedge accounting.
(3) Depreciation
(a) Tangible fixed assets
Depreciation of tangible fixed assets is calculated by the straight-line method based on the estimated useful lives and the residual value determined by management. The estimated useful lives of major items are as follows:
Buildings: 20 to 41 years
Others: 2 to 19 years
(b) Intangible fixed assets
Depreciation of intangible fixed assets is calculated by the straight-line method based on the estimated useful lives and the residual value determined by management. Software for internal use owned by JFM is depreciated over 5 years.
(4) Deferred assets
Bond issuance costs are expensed in full when incurred.
(5) Translation of assets and liabilities denominated in foreign currencies into Japanese yen
Monetary assets and liabilities denominated in foreign currencies, for which foreign currency swaps or foreign exchange forward contracts are used to hedge the foreign currency fluctuation, are translated at the contracted rate as the swap contracts or the forward contracts qualify for deferral hedge accounting.
(6) Reserves
(a) Reserve for possible loan losses
JFM has never experienced any loan losses. Accordingly, no reserve for loan losses has been maintained.
(b) Reserve for bonuses
Reserve for bonuses is provided for payment of bonuses to employees, in the amount of estimated bonuses, which are attributable to the first half of the fiscal year.
(c) Reserve for directors’ bonuses
Reserve for directors’ bonuses is provided for payment of bonuses to directors, in the amount of estimated bonuses, which are attributable to the first half of the fiscal year.
(d) Reserve for retirement benefits
Reserve for retirement benefits is provided for payment of retirement benefits to employees, in the amount deemed accrued as of September 30, 2010, based on the projected retirement benefit obligation and fair value of plan assets as of September 30, 2010.
(e) Reserve for retirement benefits for directors and corporate auditors
Reserve for retirement benefits for directors and corporate auditors is provided for payment of retirement benefits to directors and corporate auditors, in the amount deemed accrued at the fiscal year-end based on the internal policies.
(7) Hedge accouting
(a) Hedge accounting method
Interest rate swaps used to hedge the risk of interest rate fluctuations and which qualify for hedge accounting and meet specific matching criteria are not measured at fair value, but the differential paid or received under the swap agreements is recognized and included in interest expense or income. If swap contracts or forward contracts used to hedge the foreign currency fluctuation qualify for deferral hedge accounting, foreign currency-denominated assets and liabilities are translated at the contracted rate.
(b) Hedging instruments and hedged items

(i)	Hedging instruments	Interest rate swap
	Hedged items	Bonds
(ii)	Hedging instruments	Currency swap
	Hedged items	Foreign currency-denominated bonds
(iii)	Hedging instruments	Foreign exchange forward contract
	Hedged items	Receipt of interest and principal of foreign currency-denominated bank deposits
(c) Hedging policy
JFM uses hedging instruments as a means of hedging exposure to interest rate risk and foreign exchange risk resulting from bond issuances. Hedged items are identified by each individual contract.
(d) Assessment of hedge effectiveness
JFM designates hedging instruments and hedged items with the same major terms when making hedges to offset bond market fluctuations. Accordingly, JFM deems these to be highly effective and thus does not assess its effectiveness. Moreover, a periodic assessment of hedge effectiveness for interest rate swaps and currency swaps and forward contracts which qualify for deferral hedge accounting is omitted when the exceptional accrual method is applied.

(8) Cash and cash equivalents
Cash and cash equivalents in the Interim Statement of Cash Flows consist of “Cash and bank deposits” on the Interim Balance Sheet.
(9) Fund for improvement of operations of municipalities
In accordance with the provisions of Article 46, Section 1 of the Law, JFM has established the Fund for improvement of operations of municipalities to reserve contributions as stipulated in Article 32-2 of the Local Finance Law (Law No. 109, 1948). Also, pursuant to the provisions of Article 46, Section 5 of the Law, income arising from the investment of the Fund (hereinafter, “investment income”) is used to reduce interest rates of the loans to municipalities, and if there is any surplus in the investment income after this interest rates reduction process, the surplus amount is added to the Fund. Further, mutatis mutandis pursuant to the provisions of Article 46, Section 6 of the Law, if there is any shortfall after the interest rates reduction process, the shortfall is covered by withdrawal of the Fund within the limits of the total of the additional portion to the Fund made up to the previous fiscal year and the contributions made in the relative fiscal year.
As for the current fiscal year, JFM refunded the contributions in accordance with the provisions of Article 2, Section 7 of the supplementary provisions of the Enforcement Ordinance of the Local Finance Law (Government Ordinance No. 267, 1948), which was subsequently amended by the Government Ordinance on partial revision of the Enforcement Ordinance of the Local Finance Law (Government Ordinance No. 398, 2007).
(10) Reserve for interest rate volatility and Management account reserve for interest rate volatility
Reserve for interest rate volatility is set aside to prepare for interest rate risk associated with refinancing of our bonds (excluding the bonds issued by the former Japan Finance Corporation for Municipal Enterprises) mutatis mutandis pursuant to the provisions of Article 38, Sections 1 and 3 of the Law, and Article 9, Section 8 of the supplementary provisions of the Law, and is calculated and accounted for based on the provisions of Article 34 of the Ministerial Ordinance on Finance and Accounting of Japan Finance Organization for Municipalities (Ordinance No. 87 of the Ministry of Internal Affairs and Communications, 2008; hereinafter, “Ordinance on Finance and Accounting”) and Article 22 of the Government Ordinance on preparation of relevant government ordinances and provisional measures for the abolishment of the Japan Finance Corporation for Municipal Enterprises Law (Government Ordinance No. 226, 2008; hereinafter, “Preparation Ordinance”).
Management account reserve for interest rate volatility is set aside to prepare for interest rate risk associated with refinancing of the bonds issued by the former Japan Finance Corporation for Municipal Enterprise (hereinafter, “ former JFM”) mutatis mutandis pursuant to the provisions of Article 9, Sections 9 and 10, and Article 13, Sections 5 and 7 of the supplementary provisions of the Law, and is calculated and accounted for based on the provisions of Articles 1 through 3 of the Ministerial Ordinance on the operations of the Management Account at Japan Finance Organization for Municipal Enterprises (Ordinance No. 2 of the Ministry of Internal Affairs and Communication, and the Ministry of Finance, 2008; hereinafter, “Management Account Operations Ordinance”) and Articles 3 and 5 of the supplementary provisions of the above ordinance.
(11) Reserve for interest rate reduction
Reserve for interest rate reduction is set aside to reduce interest rates on the loans made by the former JFM to local governments pursuant to the provisions of Article 9, Section 13, and Article 13, Section 8 of the supplementary provisions of the Law, and Article 26, Sections 1, 3 and 4 of the Preparation Ordinance, and is calculated and accounted for based on the provisions of Article 5 of the Management Account Operations Ordinance.
(12) Consumption taxes
National and local consumption taxes are accounted for using the tax-excluded method.
3. Accounting Changes
JFM has adopted the “Accounting Standard for Asset Retirement Obligations” (ASBJ Statement No. 18, March 31, 2008) and the “Accounting Standards Board of Japan’s Guidance for Asset Retirement Obligations” (ASBJ Guidance No. 21, March 31, 2008) from the current interim fiscal year. The effects of the change are minor. Notes have been omitted since the total amount of asset retirement obligations is immaterial.
4. Loans
There are no bankrupt loans, non-accrual loans, past due loans (3 months or more), or restructured loans. Since JFM has never experienced loan losses in the past, it does not account for loan loss reserves.
Bankrupt loans represent loans to borrowers as defined in Articles 96, Section 1, Clause 3 (a) through (e) and Clause 4 of the Enforcement Ordinance of the Corporate Income Tax Law (Government Ordinance No. 97, 1965), and on which accrued interest is not accounted in revenue as there is no expectation of collection of either principal or interest because they are past due for a considerable period of time or for other reasons (excluding loans on which bad debts are written off; hereinafter, “Non-accrual loans”).
Non-accrual loans represent loans on which accrued interest is not accounted in revenue, excluding loans to bankrupt borrowers and loans with grace for interest payment to assist in corporate reorganization or to support business.
Past due loans (3 months or more) represent loans on which payment of principal or interest is in arrears for more than 3 months, calculated from the day following the contractual due date, excluding bankrupt loans and non-accrual loans.
Restructured loans represent loans which are given certain favorable terms and conditions, such as reduction or exemption of interest, grace for interest or principal payment, and debt waiver, to assist borrowers in corporate rehabilitation or to support business, excluding bankrupt loans, non-accrual loans and past due loans (3 months or more).

5. Financial Instruments
(1) Status of financial instruments
(a) Approach to financial instruments
In order to maintain a sound and good financial standing and earn the solid confidence of capital markets, JFM needs to appropriately manage various risks including interest rate risks.
JFM adopts an integrated risk management approach to appropriately respond to various risks while endeavoring to further advance its risk analysis and management.
Accordingly, JFM has developed a system for appropriate risk management, including the establishment of the Integrated Risk Management Committee, which supervises JFM’s overall risk management, and the Risk Management Department, which is independent of other departments. The content of risk management can then be appropriately reflected in management decisions.
(b) Detail and risk of financial instruments
JFM raises funds by primarily issuing 10-year bonds, and makes loans with a maximum maturity of 30 years and with repayment of interest and principal in equal installments. Therefore, a large maturity gap is created between lending and funding, and JFM is exposed to the interest rate risk associated with bond refinancing.
JFM has set aside reserves for interest rate fluctuations (Reserve for Interest Rate Volatility), and has set up the ALM committee separately from the Integrated Risk Management Committee to comprehensively analyze and manage JFM’s assets and liabilities in a timely and appropriate manner. Specifically, the medium- and long-term management analysis and risk analysis and evaluation are conducted through scenario analysis, VaR analysis, and duration analysis, among other methods. In addition, JFM endeavors to lower interest rate risk by narrowing the maturity gap between lending and funding through a variety of methods, such as issuing super-long-term bonds and utilizing interest rate swaps.
(c) Risk Management for Financial Instruments
(i) Credit risk
Credit risk is the risk of loss arising from a credit event, such as deterioration in the financial condition of a borrower, that causes an asset to lose value or become worthless. In addition to credit risk associated with loans, market transactions also involve credit risk.
A. Credit risk for loans
JFM makes loans exclusively to local governments, and does not expect any default on loans made to local governments for the reasons outlined below. JFM and the former JFM have never experienced any loan losses.
• The national government includes local government debt servicing costs in the expenditure of the Local Government Finance Program, and secures the total amount of local allocation tax which balances local governments’ total expenditures including debt servicing costs and total revenue. Thus, the national government effectively secures revenue sources for principal and interest payments for local governments. The national government also secures revenue sources for debt service for individual local governments by including a portion of local government debt servicing costs in the Standard Financial Needs when calculating local allocation tax.
• Under the consultation system for local government bonds and loans, credit reviews must include checks on situations of local government debt servicing, and tax revenue and necessary revenue sources to be secured. Additionally, under the Early Warning System, the local governments whose debt servicing costs and financial deficits exceed a certain level must apply for approval to issue bonds or obtain loans, so that the credit standing of local government bonds and loans is maintained.
• Under the Law Relating to the Financial Soundness of Local Governments, which was promulgated in June 2007 (No.94), local governments whose fiscal indicators exceed the early warning limits must make their own efforts toward achieving fiscal soundness, and local governments whose fiscal indicators exceed the reconstruction limits must take necessary actions to restore their finances under the oversight of the national government with regard to redemption of local government bonds and loans, and other operations.
• JFM is not subject to the “Banking Law” (1981, No. 59) or the “Financial Reconstruction Law” (1998, No. 132) but performs self-assessment of loans made by the former JFM to local government road corporations in accordance with the “Financial Inspection Manual” of the Financial Services Agency (FSA).
B. Credit risk associated with market transactions
JFM is exposed to the risk of loss arising from credit events, such as deterioration in the financial condition of a counterparty, which causes an asset to lose value or become worthless. However, JFM appropriately manages credit risk of this type by constantly monitoring counterparties’ financial standing and limiting them to financial institutions that meet the credit rating and other criteria. In addition, JFM enters into ISDA Master Agreements with all derivatives counterparties CSA (Credit Support Annex) with major financial institutions to reduce credit risk resulting from fluctuations in the value of derivative transactions.
(ii) Market Risk
Market risk is the risk of loss resulting from changes in the value of assets and liabilities due to fluctuations in risk factors such as interest rates, securities prices and foreign exchange rates, or the risk of loss resulting from changes in earnings generated from assets and liabilities. Market risk includes interest rate risk, foreign exchange risk, inflation risk and price change risk.
A. Interest rate risk
Interest rate risk is the risk of loss resulting from fluctuations in interest rates. More specifically, it is the risk of losses incurred or decrease in profits, which would arise from fluctuations in interest rates when there is an interest rate or maturity gap between assets and liabilities.

JFM makes loans to local governments. The maximum term to maturity is 30 years, but the majority of the funds for these loans is raised mainly through issuance of 10-year bonds, which creates interest rate risk associated with bond refinance. JFM takes the following measures to address the interest rate risk resulting from a duration gap between lending and fund-raising.
• JFM maintains necessary reserves for interest rate volatility to cope with the interest rate risk resulting from a duration gap between lending and fund-raising.
• As assets and liabilities in JFM’s General account will expand as a result of loans and fund-raising for local governments after JFM was established, JFM carries out an ALM analysis of this account in a timely and appropriate manner to further enhance the effectiveness of its management of interest rate risk. JFM also endeavors to reduce its exposure to interest rate risk by setting the following medium-term (between fiscal 2009 and fiscal 2013) management target, by continuously issuing super-long bonds with maturities exceeding 10 years, and by utilizing interest rate swaps.
a. Keep the “outlier ratio” below approximately 20%
Notes: 1.	“Outlier ratio” is the ratio of “decline in economic value” as a result of interest rate shocks to net assets including reserves for interest rate volatility.

2.	“Decline in economic value” is the decline of present value after interest rate shocks (an upward and downward 200 bp parallel shift of the yield curve).
b. Keep a duration gap below approximately 2 years.
The Management account, which manages assets related to money loaned by the former JFM, is currently exposed to greater interest rate risk than the General account, but JFM contributes to the required Reserves for Interest Rate Volatility as described above.
JFM is also exposed to pipeline risk, whereby losses would be incurred or profits decrease as a result of interest rate fluctuations during the time from which JFM raises money through bond issuance and the point at which the money is loaned to local governments. JFM uses swap transactions to hedge against pipeline risk.
B. Foreign exchange and other risks
Various risks associated with bond principal and interest payments are hedged by swap transactions. These risks include foreign exchange risk related to foreign currency-denominated bonds, interest rate risk related to floating rate bonds, and risk of fluctuations in the amounts of principal and interest of inflation-indexed bonds.
JFM’s investments of surplus funds are exposed to the risk of losses on the sale of securities resulting from price declines and the risk of realized losses on foreign currency-denominated deposits resulting from fluctuations in foreign exchange rates. Accordingly, in principle JFM minimizes the risk of price fluctuation by holding investments until maturity, and hedges foreign exchange risk by using foreign exchange contracts.
(iii) Liquidity risk
Liquidity risk is the risk that JFM would incur losses because it finds it difficult to secure the necessary funds or is forced to obtain funds at far higher interest rates than under normal conditions due to a mismatch between the maturities of assets and liabilities or an unexpected outflow of funds (funding liquidity risk). It also includes the risk that JFM would incur losses because it is unable to conduct market transactions or is forced to conduct transactions at far more unfavorable prices than under normal conditions due to market disruption or other difficult situations (market liquidity risk).
JFM’s exposure to liquidity risk is extremely low because loans are made to local governments according to a pre-set schedule, and the daily cash and liquidity management is carried out based on a quarterly plan for fund management. Moreover, JFM has entered into overdraft agreements with several financial institutions to prepare for the unexpected, and invests surplus funds only in short-term financial products.
(iv) Supplemental remarks on fair value of financial instruments
In addition to the amount based on the market price, the fair value of illiquid financial instruments includes a value that has been rationally calculated. Since certain assumptions were made when calculating the fair value, the value may differ in the event that the assumptions differ.

(2) Items related to fair value of financial instruments
The interim balance sheet amount, fair value and difference between them on September 30, 2010 are as follows.
(Millions of Yen)

	Interim Balance
	sheet amount	Fair value	Difference
(1) Loans	21,987,044	23,856,686	1,869,641
(2) Securities held-to-maturity securities	1,290,009	1,289,980	(29)
(3) Cash and bank deposits	141,232	141,232	—
Total assets	23,418,286	25,287,898	1,869,612
Bonds	18,661,768	19,528,882	867,113

Total liabilities	18,661,768	19,528,882	867,113
Derivative transactions(*1)
Qualifying for hedge accounting	5,338	5,338	—

Total of derivative transactions	5,338	5,338	—

(*1)	Net assets and liabilities resulting from derivative transactions are presented on a net basis, and items resulting in a net loss are denoted by ( ).

(Note 1)	Method for calculating fair value of financial instruments and items related to marketable securities and derivative transactions.

Assets
(1) Loans
The fair value of loans is calculated by discounting future cash flow assuming prepayment by the discount rate calculated using the Japanese government bond rate as of September 30, 2010.
(2) Securities
All bonds are held until maturity, and the fair value of Treasury discount bills is the market price.
Since all negotiable certificates of deposits are short-term, the fair value is close to the book price. As a result, the book price is deemed to be the fair value. Our securities as of September 30, 2010 were as follows:
(Millions of Yen)

		Interim balance
	Type	sheet amount	Fair value	Difference
Securities with fair values exceeding the interim balance sheet amount	—	—	—	—
	Sub total	—	—	—
Securities with	Treasury discount bills	899,809	899,780	(29)
fair values that do	Negotiable certificate	390,200	390,200	—
not exceed the	of deposits
interim balance sheet amount
	Sub total	1,290,009	1,289,980	(29)
Total		1,290,009	1,289,980	(29)
(3) Cash and bank deposits
The book value is used as the market price for deposits without maturities. Since all deposits with maturities are short-term, the fair value is close to the book price. As a result, the book price is deemed to be the fair value.

Liabilities
Bonds
The fair value of bonds issued by JFM that have a market price is based on the market price. The fair value of bonds without a market price is calculated by discounting the future cash flows for the interest rate that would presumably be applied when issuing bonds with the same total principal and interest.
Deferral hedge accounting is used for currency swaps, and the fair value of foreign currency-denominated bonds is thus calculated using the total of the fair value of that bond and the fair value of the swap transaction.
Hedge accounting is used for interest rate swaps, and the fair value of floating rate bonds is thus calculated by determining the current value using the total of the interest rate swap in question and the principal and interest accounted for together and discounting for the interest rate that would presumably be applied when issuing a similar bond.
Derivative transactions
Transactions using hedge accounting
For derivative transactions using hedge accounting, the contractual amount or the amount equivalent to the principal in the contract for each hedge accounting method as of September 30, 2010 is as follows:
(Millions of Yen)

			Contract amount
				Of which		Method for
	Type of derivative			1 year or	Fair	calculating
Hedge accounting method	transactions	Primary hedged items		more	value	fair value
Fundamental accounting method	Interest rate swap transactions Receive/fixed and pay/floating	Bonds	282,500	282,500	5,338	Based on price given by financial institution

Hedge account for interest rate swaps	Interest rate swap transactions Receive/floating and pay/fixed	Bonds	80,000	80,000	(*1)
Deferral hedge accounting for currency swaps	Currency swap transactions	Foreign currency-denominated bonds	519,420	399,920	(*2)
Deferral hedge accounting for foreign exchange contracts	Foreign exchange contracts	Foreign currency-denominated deposits	69,000	—	(*2)
	Total		950,920	762,420	5,338

(*1)	Since interest rate swaps using hedge accounting are accounted for together with the bond being hedged, the fair value is posted together with the fair value of the relevant bond.

(*2)	Since currency swaps and foreign exchange contracts using deferral hedge accounting are accounted for together with the foreign currency-denominated bond or foreign currency-denominated deposit being hedged, the fair value is posted together with the fair value of the relevant bond.
Note 2. The repayment schedule from September 30, 2010 for monetary claims and securities with maturity dates is as follows:
(Millions of Yen)

		After 1	After 2	After 3	After	After 5	After 10	After 20
		year	years	years	4 years	years	years	years
		through 2	through 3	through 4	through	through 10	through 20	through 30
	Within 1 year	years	years	years	5 years	years	years	years
Loans	1,681,737	1,539,668	1,520,632	1,501,674	1,452,738	6,203,717	6,813,932	1,272,923
Securities
Securities held-to- maturity	1,290,009	—	—	—	—	—	—	—
Deposits	141,232	—	—	—	—	—	—	—

Note 3. The repayment schedule from September 30, 2010 is as follows:
(Millions of Yen)

		After 1	After 2	After 3	After	After 5	After 10	After 20
		year	years	years	4 years	years	years	years
	Within 1	through 2	through 3	through 4	through	through 10	through 20	through 30
	year	years	years	years	5 years	years	years	years
Loans	2,070,470	2,082,530	2,456,560	2,358,110	1,711,350	6,599,420	1,200,236	203,139
6. Accumulated depreciation of tangible fixed assets amounted to 150 million yen as of September 30, 2010.
7. Assets Pledged as Collateral
Pursuant to the provisions of Article 40, Section 2 of the Law, JFM’s total assets are pledged as general collateral for JFM bonds for 18,661,768 million yen.
8. Interim Net Income by Account
Interim Net income of General account was 3,783 million yen, while interim net income of Management account was 4,000 million yen.

9. Information by Account(Interim Balance Sheets).
Interim Balance sheets of General account and Management account at September 30, 2010 were as follows:
(Millions of Yen)

	General	Management
Item	account	account	Offset	Total
(Assets)
Loans	2,454,719	19,532,325		21,987,044
Securities	1,290,009			1,290,009
Cash and bank deposits	141,232			141,232
Other assets	6,745	13,726		20,472
Tangible fixed assets	2,957			2,957
Intangible fixed assets	796			796
Due from General account		951,820	(951,820)
Due to Management account for Fund for improvement of operations of municipalities	592,831		(592,831)

Total assets	4,489,292	20,497,871	(1,544,651)	23,442,512

(Liabilities)
Bonds	1,936,399	16,725,369		18,661,768
Other liabilities	1,333	12,852		14,186
Reserve for bonuses	51			51
Reserve for directors’ bonuses	8			8
Reserve for retirement benefits	204			204
Reserve for retirement benefits for directors and corporate auditors	49			49
Fund for improvement of operations of municipalities	907,906			907,906
Basic fund for improvement of operations of municipalities	901,407			901,407
Additional fund for improvement of operations of municipalities	6,498			6,498
Due to Management account	951,820		(951,820)
Due from General account for Fund for improvement of operations of municipalities		592,831	(592,831)
Reserve under special laws	660,000	3,123,300		3,783,300
Reserve for interest rate volatility	660,000			660,000
Management account reserve for interest rate volatility		3,106,545		3,016,545
Reserve for interest rate reduction		106,755		106,755

Total liabilities	4,457,772	20,454,354	(1,544,651)	23,367,475

(Net Assets)
Capital	16,602			16,602
Retained earnings	9,618			9,618
General account surplus reserve	5,834			5,834
General account interim unappropriated retained earnings	3,783			3,783
Valuation, translation adjustments and others	5,299			5,299
Management account surplus reserve		43,517		43,517
Management account surplus reserve		39,517		39,517
Management account interim unappropriated retained earnings		4,000		4,000
Total net assets	31,519	43,517		75,037

Total liabilities and net assets	4,489,292	20,497,871	(1,544,651)	23,442,512

Notes:1.	General account and Management account
In accordance with the provisions of Article 13, Section 1 of the supplementary provisions of the Law, Management account is used to conduct administration, collection and other related operations of the assets that JFM inherited from the former Japan Finance Corporation for Municipal Enterprises (management of the assets of the former Japan Finance Corporation for Municipal Enterprises).
Management account is separated from the other account (General account) pursuant to the provisions of Article 13, Section 3 of the supplementary provisions of the Law.

2. General account surplus reserve and Management account surplus reserve
“Interim Net income” of General account is posted as “General account interim unappropriated retained earnings, while “Interim Net income” of Management account is posted as “Management account interim unappropriated retained earnings.
3. Due from General account and Due to Management account
These figures represent the amount of funds lent between General account and Management account pursuant to the provisions of Article 13, Section 4 of the supplementary provisions of the Law.
4. Due from General account for Fund for improvement of operations of municipalities and Due to Management account for Fund for improvement of operations of municipalities.
These figures represent the amount of cash received for “Fund for improvement of operations of municipalities,” which was lent to Management account from General account pursuant to the provisions of Article 9, Section 12 of the supplementary provisions of the Law.
10. Information by Account (Interim Statements of Income)
Interim statements of income of General account and Management account from April 1, 2010 through September 30, 2010 was as follows:
(Millions of Yen)

	General	Management
Item	account	account	Offset	Total
Income	28,973	260,254	(17,223)	272,004
Interest income	20,532	251,356		271,889
Fees and commissions	101			101
Other income	14			14
Administrative fee for Management account	435		(435)
Interest on fund for improvement of operations of municipalities	7,890		(7,890)
Interest on due from General account		158	(158)
Transfer from General account for Fund for improvement of operations of municipalities		8,738	(8,738)

Expenses	25,190	137,880	(17,223)	145,847
Interest expenses	12,928	128,330		141,258
Fees and commissions	11	122		133
Other operating expenses	1,246	1,043		2,290
General and administrative expenses	1,138	58		1,196
Other expenses	967			967
Transfer to fund for improvement of operations of municipalities	967			967
Interest on due to Management account	158		(158)
Transfer to Management account for fund for improvement of operations of municipalities	8,738		(8,738)
Administrative fee for Management account		435	(435)
Interest on fund for improvement of operations of municipalities		7,890	(7,890)

Ordinary income	3,783	122,373		126,157

Special gains	220,000	227,128	(220,000)	227,128
Provision for Management account	220,000		(220,000)
Reversal of Management account reserve for interest rate volatility		220,000		220,000
Reversal of reserve for interest rate reduction		7,128		7,128

Special losses	220,000	345,501	(220,000)	345,501
Provision for reserve for interest rate volatility	220,000			220,000
Provision for Management account reserve for interest rate volatility		125,501		125,501
Transfer to Management account		220,000	(220,000)

Interim net income	3,783	4,000		7,783

11. Fair value of Marketable Securities
Marketable held-to-maturity securities at September 30, 2010 consisted of the following:
(Millions of Yen)

	Interim Balance
	sheet amount	Fair value	Difference	Unrealized gains	Unrealized losses
Treasury discount bills	899,809	899,780	(29)	—	(29)
Negotiable certificate of deposits	390,200	390,200	—	—	—

Total	1,290,009	1,289,980	(29)	—	(29)

Notes: 1.	The fair value of Treasury discount bills is based on the market price at the end of the relevant fiscal year.

2.	The balance sheet amount for negotiable certificates of deposits is the fair value.

3.	The “unrealized gains” and “unrealized losses” are components of Difference.
12. Derivative Information
Status of derivative transactions
(1) Types of derivative transactions
Derivative transactions conducted by JFM are interest rate swaps for interest rate related transactions, and currency swaps and foreign exchange forward contracts for currency related transactions.
(2) Policies and purposes of derivative transactions
JFM uses interest rate swaps, currency swaps and foreign exchange forward contracts as a means of hedging exposure to interest rate and foreign exchange fluctuation risks, and does not enter into derivatives for speculative purposes.
Interest rate swaps are used to hedge exposure to interest rate risk on fund raising operations. Currency swaps and foreign exchange forward contracts are used to hedge exposure to foreign exchange risk associated with issuance of foreign currency-denominated bonds and foreign currencydenominated deposits.
Hedge accounting is applied to interest rate swaps, currency swaps and foreign exchange contracts.
(a) Hedge accounting method
Interest rate swaps used to hedge the risk of interest rate fluctuations and which qualify for hedge accounting and meet specific matching criteria are not measured at market value, but the differential paid or received under the swap agreements is recognized and included in interest expense or income. If swap contracts or forward contracts used to hedge the foreign currency fluctuation qualify for deferral hedge accounting, foreign currency-denominated assets and liabilities are translated at the contracted rate.
(b) Hedging instruments and hedged items
(i) Hedging instrument: Interest rate swap
Hedged items: Bonds
(ii) Hedging instrument: Currency swap
Hedged items: Foreign currency-denominated bonds
(iii) Hedging instrument: Foreign exchange forward contract
Hedged items: Receipt of interest and principal of foreign currency-denominated bank deposits
(c) Hedging policy
JFM uses interest rate swaps and currency swaps to hedge interest rate risk and foreign exchange risk resulting from bond issuances. Hedging instruments are selected for each individual contract.
(d) Assessment of hedge effectiveness
JFM selects hedges that have hedging instruments and underlying transactions with the same major terms when making hedges to offset bond market fluctuations.
Accordingly, JFM deems these to be highly effective and thus does not assess its effectiveness. Moreover, a periodic assessment of hedge effectiveness for interest rate swaps and currency swaps and forward contracts which qualify for deferral hedge account is omitted when the exceptional accrual method is applied.
(3) Risks on derivative transactions
Major risks on derivative transactions are market risk and credit risk. Market risk is the risk of future revenue fluctuations due to market value changes. Credit risk is the risk of losses incurred when counterparties are unable to fulfill their contracts due to bankruptcy or other reasons.
As for derivative transactions used for hedging purposes, market risk is offset by market risk on underlying transactions.
Regarding credit risk, JFM limits counterparties to the financial institutions with high credit standing, constantly monitors the transactions’ restructuring costs and their credit profiles, and deals with multiple counterparties.
(4) Risk management system for derivative transactions
Execution and management of derivative transactions are conducted by the Finance Department of JFM with the approval of persons in charge in accordance with the operational guidelines which specify transaction authority and limits on the transaction amount.
Additionally, the total amount of derivative transactions, the status of risks, the assessed fair value, and the credit risk on counterparties are reported to the Integrated Risk Management Committee periodically.

SUPPLEMENTAL TABLE
Long-term bonds of JFM as of September 30, 2010 (1):

	(in millions)
Domestic bonds:
Government guaranteed bonds:
0.5%-2.2% Guaranteed Bonds due 2009-2022 issued in 1999-2009		¥10,495,404
Non-guaranteed private placement bonds:
Bonds 10 years due 2009-2019 issued in 1999-2009		3,442,700
Non-guaranteed public offering bonds due 2011-2037 issued in 2001-2009		3,680,227

Total domestic bonds		¥17,618,332
Government guaranteed bonds issued overseas (2):
U.S. Dollar bonds:
5.875% Guaranteed Bonds due 2011 ($1,000,000) issued in 2001		119,455
4.625% Guaranteed Bonds due 2015 ($1,200,000) issued in 2005		129,162
5.000% Guaranteed Bonds due 2017 ($1,000,000) issued in 2007		119,210

Subtotal	$(3,200,000)	¥367,829
Pound Sterling bonds:
5.750% Guaranteed Bonds due 2019 (£150,000) issued in 1999		28,296
Yen bonds:
1.550% Guaranteed Bonds due 2012 issued in 2002		200,554
1.350% Guaranteed Bonds due 2013 issued in 2003		129,943
2.000% Guaranteed Bonds due 2016 issued in 2006		119,891
1.900% Guaranteed Bonds due 2017 issued in 2008		74,942

Subtotal		525,332

Euro bonds:
4.500% Guaranteed Bonds due 2014 (€900,000) issued in 2004		121,977
Total government guaranteed bonds sold in foreign markets		¥1,043,435

Total long-term bonds		¥18,661,768

(1)	Includes current maturities.

(2)
The actual foreign currency amounts of bonds are set forth in parentheses (in thousands of units of the relevant foreign currency) for bonds issued in foreign currencies. Translations of actual foreign currency amounts into yen amounts have been made in accordance with the method stated in Note 2 of the Notes to Financial Statements.

Loan Operations
JFM’s loan operations can be broadly divided into general loans and entrusted loans. General loans are loans to local governments. Entrusted loans are loans from funds entrusted to JFM by The Japan Finance Corporation (“JFC”), a governmental financial institution, which are used for on-lending to local governments for financing maintenance of public forests and improvements of pastures.
The following tables give details of the loans extended by the Predecessor during the three years and six months period ended September 30, 2008, and JFM during the two years ended September 30, 2010.
Loans Extended

	The Predecessor								JFM
	Years ended March 31,						Six months ended				Year ended March 31,		Six months ended
	2006		2007		2008		September 30, 2008		March 31, 2009		2010		September 30, 2010
	(in billions)
General Loans And Loans To Local Public Corporations
Community facilities
Water supply	¥186	13.3%	¥164	13.4%	¥156	13.9%	¥20	3.1%	¥131	27.6%	¥155	12.0%	¥15	2.2%
Gas supply	1	0.1	1	0.1	1	0.1	0	0.0	1	0.2	1	0.1	0	0.0
Sewerage	497	35.5	446	36.6	437	38.8	265	41.9	193	40.6	407	31.5	182	26.2
Public housing	28	2.0	24	2.0	16	1.5	14	2.2	3	0.5	16	1.3	14	2.0
General projects	—	—	—	—	—	—	—	—	—	—	15	1.2	5	0.7
High school construction(1)	4	0.3	6	0.5	2	0.2	2	0.3	0	0.0	—	—	—	—
Improvement of rivers and other waterways(1)	5	0.4	6	0.5	7	0.6	5	0.7	1	0.1	—	—	—	—
Hospitals	74	5.3	57	4.7	50	4.5	4	0.6	64	13.5	53	4.1	2	0.4
Elderly care	7	0.5	4	0.3	3	0.2	1	0.1	1	0.2	0	0.0	0	0.0
Social welfare facilities construction projects	—	—	—	—	—	—	—	—	—	—	—	—	0	0.0

	802	57.3	708	58.0	672	59.7	311	48.9	394	82.7	647	50.2	218	31.5

Road construction and transportation facilities
Transportation (excluding subways)	5	0.4	10	0.8	9	0.8	0	0.0	2	0.5	5	0.4	0	0.0
Subways	97	6.9	64	5.2	53	4.7	1	0.1	48	10.1	46	3.6	3	0.4
Local road construction	261	18.6	209	17.1	166	14.8	118	18.6	18	3.8	115	8.9	103	14.8
Toll roads and parking facilities	4	0.3	2	0.1	1	0.1	1	0.2	0	0.0	2	0.1	1	0.1
Recreation facilities	0	0.0	0	0.0	0	0.0	0	0.0	0	0.0	0	0.0	0	0.0

	367	26.1	285	23.3	229	20.4	120	18.9	68	14.4	168	13.0	107	15.3

Industry and distribution-related facilities
Industrial water supply	8	0.5	7	0.5	8	0.8	0	0.0	12	2.5	8	0.6	0	0.0
Electricity supply	1	0.1	1	0.1	1	0.1	0	0.0	0	0.1	1	0.1	0	0.0
Port facilities	8	0.6	6	0.5	5	0.4	3	0.5	1	0.2	4	0.3	3	0.5
Regional development	—	—	1	0.1	—	—	—	_—	—	—	—	—	—	—
Industrial waste disposal	4	0.3	4	0.3	0	0.0	0	0.0	0	0.0	0	0.0	0	0.0
Markets	7	0.5	4	0.4	4	0.3	1	0.1	1	0.1	2	0.1	1	0.1
Slaughterhouse	1	0.1	0	0.0	0	0.0	0	0.0	0	0.0	0	0.0	0	0.0

	29	2.0	23	1.8	18	1.6	4	0.6	14	2.9	15	1.1	4	0.6

Others
Regional revitalization projects	—	—	—	—	—	—	—	—	—	—	0	0.0	8	1.2
Disaster prevention projects	—	—	—	—	—	—	—	—	—	—	0	0.0	15	2.1
Special municipal merger projects	—	—	—	—	—	—	—	—	—	—	11	0.9	146	21.0
Extraordinary financial countermeasures funding	—	—	—	—	—	—	—	—	—	—	449	34.8	197	28.3
Refinance loans	200	14.3	200	16.4	200	17.8	199	31.4	0	0.0	0	0.0	0	0.0

General Loans (subtotal)	1,398	99.7	1,216	99.6	1,120	99.4	633	100.0	475	100.0	1,291	100.0	695	100.0

Local toll road public corporations	5	0.3	5	0.4	6	0.6	0	0.0	—	—	—	—	—	—
Local land development public corporations	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Loans to local public corporations (subtotal)	5	0.3	5	0.4	6	0.6	0	0.0	—	—	—	—	—	—

Total	¥1,402	100.0%	¥1,221	100.0%	¥1,126	100.0%	¥633	100.0%	¥475	100.0%	¥1,291	100.0%	¥695	100.0%

Entrusted Loans
Forests	¥16	98.2%	¥13	98.4%	¥13	98.3%	¥4	96.3%	¥4	95.8%	¥3	95.4%	¥3	96.2%
Pastures	0	1.8	0	1.6	0	1.7	0	3.7	0	4.2	0	4.6	0	3.8

Total	¥17	100.0%	¥13	100.0%	¥13	100.0%	¥4	100.0%	¥4	100.0%	¥3	100.0%	¥3	100.0%

______________
Note (1) Accounts consolidated since June 1, 2009

Loans Outstanding

	The Predecessor								JFM
	As of March 31,						As of September 30,		As of March 31,		As of March 31,		As of September 30,
	2006		2007		2008		2008		2009		2010		2010
	(in billions)
General Loans And Loans To Local Public Corporations
Community facilities
Water supply	¥4,974	20.1%	¥4,848	20.0%	¥4,600	19.8%	¥4,313	19.2%	¥4,326	19.5%	¥4,236	19.2%	¥4,131	18.8%
Gas supply	70	0.3	63	0.3	56	0.2	51	0.2	48	0.2	42	0.2	40	0.2
Sewerage	9,779	39.5	9,736	40.1	9,423	40.6	9,240	41.2	9,199	41.4	9,119	41.4	9,055	41.2
Public housing	820	3.3	777	3.2	719	3.1	691	3.1	663	3.0	617	2.8	599	2.7
General projects	—	—	—	—	—	—	—	—	—	—	330	1.5	317	1.5
High school construction	110	0.4	107	0.4	98	0.4	96	0.4	91	0.4	—	—	—	—
Improvement of rivers and other waterways	330	1.3	308	1.3	284	1.2	273	1.2	260	1.2	—	—	—	—
Hospitals	457	1.8	484	2.0	503	2.2	492	2.2	541	2.4	561	2.6	549	2.5
Elderly care	21	0.1	24	0.1	26	0.1	26	0.1	26	0.1	25	0.1	24	0.1
Social welfare facilities construction projects	—	—	—	—	—	—	—	—	—	—	—	—	0	0.0

	16,561	66.9	16,347	67.4	15,709	67.6	15,182	67.6	15,154	68.2	14,930	67.8	14,715	67.0

Road construction and transportation facilities
Transportation (excluding subways)	25	0.1	29	0.1	32	0.1	28	0.1	27	0.1	25	0.1	21	0.1
Subways	1,622	6.5	1,599	6.6	1,558	6.7	1,477	6.6	1,481	6.7	1,438	6.5	1,396	6.4
Local road construction	5,330	21.5	5,153	21.2	4,900	21.1	4,793	21.4	4,615	20.8	4,325	19.6	4,215	19.2
Toll roads and parking facilities	136	0.5	126	0.5	114	0.5	109	0.5	103	0.5	92	0.4	87	0.4
Recreation facilities	20	0.1	17	0.1	11	0.0	10	0.0	9	0.0	8	0.0	7	0.0

	7,133	28.8	6,924	28.5	6,615	28.5	6,418	28.6	6,235	28.1	5,888	26.6	5,726	26.1

Industry and distribution-related facilities
Industrial water supply	357	1.4	328	1.4	308	1.3	280	1.3	281	1.3	262	1.2	251	1.1
Electricity supply	102	0.4	93	0.4	84	0.4	80	0.4	76	0.4	67	0.3	63	0.3
Port facilities	133	0.5	129	0.5	123	0.5	120	0.5	115	0.5	107	0.5	104	0.5
Regional development	122	0.5	104	0.4	68	0.3	67	0.3	56	0.3	49	0.2	49	0.2
Industrial waste disposal	10	0.0	14	0.1	14	0.1	13	0.0	12	0.0	11	0.1	10	0.0
Markets	117	0.5	112	0.5	106	0.5	102	0.5	97	0.4	90	0.4	86	0.4
Slaughterhouse	8	0.0	8	0.0	7	0.0	7	0.0	7	0.0	6	0.0	6	0.0

	849	3.4	788	3.2	710	3.1	669	3.0	644	2.9	592	2.7	569	2.5

Others
Regional revitalization projects	—	—	—	—	—	—	—	—	—	—	0	0.0	8	0.0
Disaster prevention projects	—	—	—	—	—	—	—	—	—	—	0	0.0	15	0.1
Special municipal merger projects	—	—	—	—	—	—	—	—	—	—	11	0.1	157	0.7
Extraordinary financial countermeasures funding	—	—	—	—	—	—	—	—	—	—	449	2.1	645	2.9

General Loans (subtotal)	24,543	99.1	24,059	99.1	23,033	99.2	22,270	99.2	22,036	99.2	21,871	99.3	21,836	99.3

Local toll road public corporations	222	0.9	209	0.9	197	0.8	188	0.8	179	0.8	159	0.7	149	0.7
Local land development public corporations	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Loans to local public corporations (subtotal)	222	0.9	209	0.9	197	0.8	188	0.8	179	0.8	159	0.7	149	0.7

Total	¥24,765	100.0%	¥24,268	100.0%	¥23,230	100.0%	¥22,459	100.0%	¥22,215	100.0%	¥22,030	100.0%	¥21,985	100.0%

Entrusted Loans
Forests	¥365	92.3%	¥358	92.6%	¥351	93.0%	¥348	93.5%	¥344	93.4%	¥337	93.8%	¥334	94.3%
Pastures	30	7.7	28	7.4	26	7.0	24	6.5	24	6.6	22	6.2	20	5.7

Total	¥395	100.0%	¥386	100.0%	¥377	100.0%	¥372	100.0%	¥369	100.0%	¥360	100.0%	¥354	100.0%

Loan Terms
The terms and conditions applicable to JFM’s loans other than entrusted loans are determined by JFM in accordance with the costs of funds procured by JFM. The terms and conditions of entrusted loans are determined by JFC.
Interest Rates
Loan interest rates consist of three types: standard interest rate; special interest rate; and extra-special interest rate.
Standard Interest Rate. The standard interest rate represents the rate at which the discounted present value of cash flows of the fund raised by JFM to make loans equals the discounted present value of cash flows generated by those loans with their respective terms to maturity, grace periods and repayment methods.

Special Interest Rate. The special interest rate is set at a discount on the standard rate (0.3% below standard rate) for projects that are particularly important to the livelihood of residents.
Extra-Special Interest Rate. The extra-special interest rate is set at a further discount on the standard rate (0.35% below standard rate) for special projects of great urgency and necessity to respond appropriately to the issues of the regional community.
The trend of loan interest rates for the second half of fiscal year 2009 through the first half of fiscal year 2010 is shown below. During this period, extra-special interest rates were at the same level as the rates of the Fiscal Loan Fund provided by the national government.

Month/Year	October ’09	November ’09	December ’09	January ’10	February ’10	March ’10
Interest Rate Reset Date	Oct.28	Nov.26	Dec.22	Jan.27	Feb.24	Mar.19
Standard Interest Rate	2.05%	2.15%	2.05%	2.15%	→	→
Special Interest Rate	→	2.10%	1.90%	2.10%	→	→
Extra-Special Interest Rate	→	2.10%	1.90%	2.10%	→	→
Interest Rate of Fiscal Loan Fund	→	2.10%	1.90%	2.10%	→	→

Month/Year	April ’10	May ’10	June ’10	July ’10	August ’10	September ’10
Interest Rate Reset Date	Apr 21	May 25	Jun 28	Jul 28	Aug 25	Sep 28
Standard Interest Rate	2.10	2.05	1.95	1.80	1.65	1.85
Special Interest Rate	2.10	2.00	1.90	1.80	1.60	1.80
Extra-Special Interest Rate	2.10	2.00	1.90	1.80	1.60	1.80
Interest Rate of Fiscal Loan Fund	2.10	2.00	1.90	1.80	1.60	1.80

*	The figures are fixed interest rates for loans with 30-year maturity and 5-year grace period. The interest rates of the Fiscal Loan Fund are based on the same conditions.
Maturities
The loan maturity, which is set according to the purpose of the loan, was previously 28 years at the maximum. As a result of the review of the loan maturity for each purpose, which was conducted at the time of the reorganization of JFM in June 2009, the maximum term to maturity was extended to 30 years for fiscal 2009 loans. The new loan maturities for major purposes are shown below.

	Loans for Fiscal 2010
	Fixed Interest Rate		Adjustable Interest Rate*
		Grace		Grace
Loan Category by Project	Maturity	Period	Maturity	Period
Public Housing	25	5	25	5
Social Welfare Facilities Construction Projects	20	3	20	3
General Projects	20	5	20	5
Regional Revitalization Projects	30	5	30	5
Disaster Prevention Projects	30	5	30	5
Local Road Construction Projects	20	5	20	5
Special Municipal Merger Projects	30	5	30	5
Extraordinary Financial Countermeasures Funding
Prefectures and Government-designated Cities	—	—	30	3
Cities, Towns and Villages	—	—	20	3
Water Supply	30	5	30	5
Transportation	30	5	30	5
Hospitals	30	5	30	5
Sewerage	30	5	30	5
Industrial Water Supply	30	5	30	5
Electricity Supply	30	5	30	5
Gas Supply	25	5	25	5
Port Facilities	20	5	30	5
Markets	25	5	25	5
Slaughterhouses	20	5	20	5

(*	Note: Reviewed every 10 years)

The following table sets forth information concerning the maturities of JFM’s outstanding loans as of March 31, 2010.
Loans Outstanding by Maturity

	(in millions)
5 years or less	¥1,376,654	6.2%
More than 5 years to 10 years	3,569,792	16.1%
More than 10 years to 20 years	10,977,510	49.8%
More than 20 years	6,106,271	27.7%

Total	¥22,030,227	100.0%

Funds Available for Lending
The following table gives details of funds available for lending of the Predecessor during the three years and six months period ended September 30, 2008, and JFM during the two years ended September 30, 2010 (other than funds entrusted by JFC).

	The Predecessor				JFM
	Years ended March 31,			Six months ended		Year ended March 31,	Six months ended
				September 30,	March 31,		September 30,
	2006	2007	2008	2008	2009	2010	2010
	(in billions)
Cash and deposits at the beginning of the year	¥666	¥721	¥768	¥1,122	¥17	¥1,417	¥1,134
Government guaranteed bonds (domestic)	951	739	650	220	720	401	348
Government guaranteed bonds (foreign)	128	120	119	75	0	0	0
Non-guaranteed public offering bonds (domestic)	399	360	370	150	160	399	506
Non-guaranteed private placement bonds	335	334	255	127	0	250	150
Contributions of the proceeds from public races	9	11	14	2	(10)	9	0
Proceeds from collection of loans	1,663	1,716	2,164	1,405	719	749	740
Other	780	734	693	315	1,715	278	275

Subtotal	¥4,932	¥4,734	¥5,032	¥3,416	¥3,320	¥3,502	¥3,153
Bonds redeemed and other outflows	2,806	2,748	2,783	1,358	1,397	1,435	1,024

Funds available for lending	2,126	1,986	2,249	2,058	1,605	2,067	2,129
Total loan funds	¥1,405	¥1,218	¥1,126	¥633	¥475	¥934	¥697

Cash and deposits at the end of the year	721	768	1,122	1,425	1,130	1,134	1,431

JFM raises funds for its loan operations mainly by issuing non-guaranteed bonds in the capital markets. JFM is permitted to issue Japanese government-guaranteed bonds to refinance previously-issued Japanese government-guaranteed bonds (including those issued by the Predecessor). The national government draws up a plan for its Fiscal Investment and Loan Program (Zaito plan) each year. The annual Zaito plan, which is subject to approval by the Diet, determines the allocation of funds and extent of government guarantees for institutions including JFM.
Contributions of the proceeds from horse, bicycle, motorcycle and boat races, operated exclusively by local governments, are forwarded to JFM in accordance with the Local Finance Law. The contributions are accumulated in a separate account (Fund for Improvement of Operations of Municipalities) and monies transferred from returns from the management of the Fund to the accounts are applied to contribute to the reduction of interest rates on loans to local governments.